Exhibit 99.1

EchoStar Corporation to Acquire Hughes Communications, Inc.

Combination creates a worldwide leader in satellite delivered video and broadband services

Englewood, Colorado and Germantown, Maryland, February 14, 2011 — EchoStar Corporation (NASDAQ: SATS) and Hughes Communications, Inc. (NASDAQ: HUGH) announced today an agreement pursuant to which EchoStar will acquire all of the outstanding equity of Hughes and its subsidiaries including its main operating subsidiary, Hughes Network Systems, LLC in a transaction valued at approximately $2 billion, including Hughes debt expected to be refinanced in connection with the transaction. EchoStar Corporation is recognized as a leader in the telecommunications industry for its innovation in satellite solutions and technology, and its broadcasting expertise.  Hughes is the global leader in broadband satellite technologies and services, and a leading provider of managed network services.  The transaction will greatly enhance EchoStar’s capabilities for broadband transport of video and data.

Under the terms of the transaction, which has been approved by the Boards of Directors of both companies, Hughes’ shareholders will receive $60.70 per share without interest, which represents a premium of 31% over Hughes’ unaffected closing share price of $46.43 on January 19, 2011.  The transaction is expected to close later this year, subject to certain closing conditions including receipt of federal regulatory approvals.  Investment funds affiliated with Apollo Management IV, L.P., who own a majority of Hughes’ outstanding stock, have approved the transaction by entering into a written shareholder consent.

Pradman Kaul, President and Chief Executive Officer of Hughes, stated, “We are very pleased to announce this transaction as it brings together the two premier providers of satellite communications services and delivers substantial value to our shareholders. By combining Hughes’ operational strength and proven record of customer satisfaction with EchoStar’s expertise in cutting edge satellite video technology, customers will benefit significantly from our shared institutional excellence.”

“There is a unique and compelling fit between Hughes and EchoStar,” said Michael Dugan, President and Chief Executive Officer of EchoStar. “With a rich engineering culture, an extensive fleet of owned and leased satellites, and experienced personnel in communications centers around the world, the combination of EchoStar and Hughes will create a powerful leader in video and data transport.”

About Hughes

Hughes Communications, Inc. (NASDAQ: HUGH) is the 100 percent owner of Hughes Network Systems, LLC. Hughes is the global leader in providing broadband satellite networks and services for enterprises, governments, small businesses, and consumers. HughesNet® encompasses all broadband solutions and managed services from Hughes, bridging the best of satellite and terrestrial technologies. Its broadband satellite products are based on global standards approved by the TIA, ETSI, and ITU standards organizations, including IPoS/DVB-S2, RSM-A, and GMR-1. To date, Hughes has shipped more than 2.5 million systems to customers in over 100 countries.  Headquartered outside Washington, DC, in Germantown,

Maryland, USA, Hughes maintains sales and support offices worldwide.  For more information, please visit http://www.hughes.com.

About EchoStar

EchoStar Corporation (Nasdaq: SATS), provides equipment sales, digital broadcast operations, and satellite services that enhance today’s digital TV lifestyle, including products from Sling Media, Inc., a wholly owned subsidiary. Headquartered in Englewood, Colo., EchoStar has more than 25 years of experience designing, developing and distributing award-winning television set-top boxes and related products for pay television providers and is creating hardware and service solutions for cable, Telco, IPTV and satellite TV companies. EchoStar includes a network of 10 digital broadcast centers and leased fiber optic capacity. EchoStar also delivers satellite services through 10 satellites and related FCC licenses. For more information, please visit www.EchoStar.com.

Advisors

Deutsche Bank Securities served as financial advisor for EchoStar and has provided committed financing for the transaction. Barclays Capital served as financial advisors for Hughes. Sullivan & Cromwell LLP are the legal advisors for EchoStar, with Akin Gump Strauss Hauer & Feld, LLP serving as legal advisors to Hughes.

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995

EchoStar

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in EchoStar Corporation’s Disclosure Regarding Forward-Looking Statements included in its recent filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its most recent quarterly report on Form 10-Q. The forward-looking statements speak only as of the date made, and EchoStar Corporation expressly disclaims any obligation to update these forward-looking statements.

Hughes

This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, discussions regarding the pending acquisition of Hughes, industry outlook and Hughes’ expectations regarding the performance of its business, its future liquidity and capital resource needs, its strategic plans, and objectives. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “project,” “plans” and similar expressions and the use of future dates are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. These statements are subject to certain risks, uncertainties, and assumptions, including, but not limited to, the following: risks related to Hughes’ substantial leverage and restrictions contained in its debt agreements; technological developments; its reliance on providers of satellite transponder capacity; changes in demand for Hughes’ services and products; competition; industry trends; regulatory changes; foreign currency exchange rate fluctuations; and other risks identified and discussed under the caption “Risk Factors” in Hughes’ Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission on March 3, 2010, and in the other documents Hughes files with the Securities and Exchange Commission from time to time.